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MedPro Safety Products, Inc.

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Shareholder Letter
July 2010

To our shareholders:

Challenging economic times continued to be the reality for many businesses during 2009.  However, this past year was a year of persistent determination on MedPro’s part to solidify our place in the medical device market.  I would like to take this opportunity to update you on the Company’s progress and provide you with some insight on our plan for the future.

Most importantly for our shareholders, MedPro is continuing to explore strategies to improve the liquidity and value of MedPro’s common stock.  One in seven healthcare workers is accidentally stuck by a contaminated needle each year in the US. This high level of incidence can translate into thousands of dollars or more per case in expenditures for testing follow-up, lost time and disability payments. We are making significant progress to address these problems with the development of our proprietary and patented passive needlestick technology and are well on our way to being a revenue generating company in 2010.  Given the structure of our minimum guarantee contracts, our revenue stream is expected to generate substantial margins and will position us to achieve profitability at a relatively low cost to market.

We are also continuing to develop our Winged Safety Blood Collection Set (featured on this year’s annual report cover), and have delivered high quality pre-market prototypes to our customer for evaluation. The Winged Safety Blood Collection Set is a small venous access device used for blood collection. This device will be manufactured, marketed and distributed by Greiner Bio-One.

Our product development team is continuing final product testing of the Tube-Touch blood collection device.  This will be the final step required for the market release of this product for human use and the initiation of high volume production for market distribution in 2010.  We have entered into additional agreements to acquire supplementary sharps safety products and patents.

We have also signed a component development agreement with Helvoet Pharma.  This agreement is an initial step toward the launch of what we believe to be a unique and transformational prefilled safety drug delivery device.  Coupled with the fillable safety syringe and IV catheter device, our prefilled device will broaden our product penetration into all segments of the sharps safety market.  The market for prefilled drug delivery represents the fast growing global segment in our total market space.  We believe the combination of strong product intellectual property, unique and fully passive technology, and world class development partners will offer MedPro the opportunity to be a widely recognized player in this market segment.

Staying with our business model, we continue to expand our patent portfolio as we push the development of our current products.  Our Board has provided us with a wealth of experience and knowledge in guiding us towards the achievement of our goals.  The team here works daily to fulfill our commitment to provide shareholders with a profitable investment opportunity.  Your commitment to MedPro is more important today than ever, and we thank you for your continued support.

Best Regards,

Craig Turner
Chairman and CEO
MedPro Safety Products, Inc.